Exhibit 99.1

Contact: Kevin Bordosky Senior Director, Investor Relations (281) 647-4035

Diamond Offshore Announces Fourth Quarter 2022 Results

•	Added $482 Million of Backlog in Fourth Quarter

•	Earned Sixth Performance Bonus in Senegal

•	Progressed Ocean GreatWhite Reactivation

HOUSTON, February 27, 2023 — Diamond Offshore Drilling, Inc. (NYSE: DO) today reported the following results for the fourth quarter of 2022:

	Three Months Ended
Thousands of dollars, except per share data	December 31, 2022	September 30, 2022
Total revenues	$223,264	$226,073
Operating loss	(12,191)	(7,575)
Adjusted EBITDA	12,480	18,421
Net (loss) income	(52,438)	5,510
(Loss) income per diluted share	$(0.52)	$0.05

Bernie Wolford, Jr., President and Chief Executive Officer, stated “Diamond delivered another strong operational quarter with 96.4% revenue efficiency and industry-leading safety performance. This completes a strong year in which our overall revenue efficiency was just under 94% and our safety performance beat industry averages by a large margin. I would like to thank the entire Diamond team for continuing to deliver for our customers, enabling us to strengthen our relationships and favorably positioning the Company for future contract awards.

“We finished the year with approximately $1.8 billion, or 17.6 rig years of backlog, including $482 million added during the fourth quarter, and importantly we will have repricing opportunities for two high-specification drillships and two semisubmersibles in the next 12 months.”

Fourth Quarter Results

Contract drilling revenue for the fourth quarter, excluding reimbursable revenue, totaled $208 million compared to $190 million in the third quarter of 2022. The increase in revenue was due to a full quarter of operation in Senegal for the Ocean BlackHawk, the Ocean BlackLion operating for a full quarter at its higher dayrate, and the Vela going on contract in the fourth quarter. The increased revenue was partially offset by reduced revenues from the Ocean Onyx, which was cold stacked during the quarter, and the Ocean Endeavor which was in the shipyard for repairs, regulatory surveys, and steel renewals.

Contract drilling expense as a percentage of revenue remained relatively flat compared to the prior quarter despite expenses associated with the reactivation of the Ocean GreatWhite, the Vela commencing its maiden contract under Diamond management, and the Ocean Endeavor being in shipyard for two months of the quarter.

Adjusted EBITDA for the fourth quarter was $12.5 million compared to $18.4 million in the prior quarter, primarily as a result of the reactivation expenses associated with the Ocean GreatWhite. Net loss for the fourth quarter was $52.4 million compared to net income of $5.5 million in the third quarter. The decrease in net income was largely a result of a swing in discrete, non-cash tax adjustments of approximately $49 million quarter to quarter. Tax expense during the fourth quarter was $26 million, primarily a result of the mix of the Company’s quarterly earnings and the lack of tax benefit on losses in certain jurisdictions as well as the increase in certain tax reserves for potential tax exposures. The tax benefit during the third quarter was $23 million, primarily due to the recognition of certain deferred tax assets, the release of a valuation allowance, and the reversal of tax reserves after the expiration of the applicable statute of limitations in certain jurisdictions.

Free cash flow during the fourth quarter was $15 million compared to negative free cash flow during the third quarter of $30 million, primarily due to changes in working capital.

Operational Highlights

During the fourth quarter, the Ocean BlackHawk and Ocean BlackRhino combined efforts to earn a well-based performance bonus for the second consecutive quarter. This marks the sixth performance bonus earned by a combination of these rigs working on the Woodside Energy campaign in Senegal. The Company’s owned and managed fleet continued to perform well during the quarter, achieving a revenue efficiency of 96.4%. During the quarter, the Company made good progress on the reactivation of the Ocean GreatWhite. The rig is currently undergoing acceptance testing and is expected to commence its contract in March.

Wolford concluded, “Diamond’s performance continues to demonstrate our ability to deliver operational excellence to our customers in an efficient and industry-leading safe manner and positions us well to be a key beneficiary of this burgeoning upcycle in deepwater offshore drilling.”

CONFERENCE CALL

A conference call to discuss Diamond Offshore’s earnings results has been scheduled for 8:00 a.m. CDT on Tuesday, February 28, 2023. A live webcast of the call will be available online on the Company’s website, www.diamondoffshore.com. Participants who want to join the call via telephone or want to participate in the question-and-answer session may register here to receive the dial-in numbers and unique PIN to access the call. An online replay will also be available on www.diamondoffshore.com following the call.

ABOUT DIAMOND OFFSHORE

Diamond Offshore is a leader in offshore drilling, providing innovation, thought leadership and contract drilling services to solve complex deepwater challenges around the globe. Additional information and access to the Company’s SEC filings are available at http://www.diamondoffshore.com/.

FORWARD-LOOKING STATEMENTS

Statements contained in this press release and made in the referenced conference call that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, any statement that may project, indicate or imply future results, events, performance or achievements, including statements relating to future financial results; future recovery in the offshore contract drilling industry; expectations regarding the Company’s plans, strategies and opportunities; expectations regarding the Company’s business or financial outlook; future borrowing capacity and liquidity; expected utilization, dayrates, revenues, operating expenses, rig commitments and availability, cash flows, contract status, terms and duration, contract backlog, capital expenditures, insurance, financing and funding; the effect, impact, potential duration and other implications of the ongoing COVID-19 pandemic; the offshore drilling market, including supply and demand, customer drilling programs, repricings, stacking of rigs, effects of new rigs on the market and effect of the volatility of commodity prices; expected work commitments, awards and contracts; future operations; increasing regulatory complexity; general market, business and industry conditions, trends and outlook; and general political conditions, including political tensions, conflicts and war. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by management of the Company. A discussion of certain of the risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in Item 1A “Risk Factors” in the Company’s most recent annual report on Form 10-K and the Company’s other reports filed with the Securities and Exchange Commission, and readers of this press release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website at www.diamondoffshore.com. These risk factors include, among others, risks associated with worldwide demand for drilling services, levels of activity in the oil and gas industry, renewing or replacing expired or terminated contracts, contract cancellations and terminations, maintenance and realization of backlog, competition and industry fleet capacity, impairments and retirements, operating risks, litigation and disputes, permits and approvals for drilling operations, the COVID-19 pandemic and related disruptions to the global economy, supply chain and normal business operations across sectors and countries, changes in tax laws and rates, regulatory initiatives and compliance with governmental regulations, casualty losses, and various other factors, many of which are beyond the Company’s control. Given these risk factors and other considerations, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	December 31, 2022	September 30, 2022
Revenues:
Contract drilling	$207,752	$189,861
Revenues related to reimbursable expenses	15,512	36,212

Total revenues	223,264	226,073

Operating expenses:
Contract drilling, excluding depreciation	178,363	155,567
Reimbursable expenses	15,030	35,765
Depreciation	24,764	26,069
General and administrative	17,391	16,320
Gain on disposition of assets	(93)	(73)

Total operating expenses	235,455	233,648

Operating loss	(12,191)	(7,575)
Other income (expense):
Interest income	6	11
Interest expense	(11,631)	(10,364)
Foreign currency transaction (loss) gain	(2,738)	237
Other, net	(220)	172

Loss before income tax (expense) benefit	(26,774)	(17,519)
Income tax (expense) benefit	(25,664)	23,029

Net (loss) income	$(52,438)	$5,510

(Loss) income per share, Basic and Diluted	$(0.52)	$0.05

Weighted-average shares outstanding, Basic	101,170	100,875

Weighted-average shares outstanding, Diluted	101,170	102,273

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$63,041	$38,388
Restricted cash	34,293	24,341
Accounts receivable, net of allowance for credit losses	172,053	146,335
Prepaid expenses and other current assets	48,695	61,440
Asset held for sale	—	1,000

Total current assets	318,082	271,504
Drilling and other property and equipment, net of accumulated depreciation	1,141,908	1,175,895
Other assets	67,966	84,041

Total assets	$1,527,956	$1,531,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other current liabilities	$261,661	$232,762
Long-term debt	360,644	266,241
Noncurrent finance lease liabilities	131,393	148,358
Deferred tax liability	700	1,626
Other liabilities	93,888	114,748
Stockholders’ equity	679,670	767,705

Total liabilities and stockholders’ equity	$1,527,956	$1,531,440

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

Year Ended
December 31,
2022
Operating activities:
Net loss	$(103,211)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	103,478
Gain on disposition of assets	(4,895)
Deferred tax provision	479
Stock-based compensation expense	20,159
Contract liabilities, net	(36,292)
Contract assets, net	1,694
Deferred contract costs, net	(1,594)
Collateral deposits	17,479
Other assets, noncurrent	(2,950)
Other liabilities, noncurrent	115
Other	2,256
Net changes in operating working capital	12,146

Net cash provided by operating activities	8,864

Investing activities:
Capital expenditures	(60,023)
Proceeds from disposition of assets, net of disposal costs	5,959
Deposits on asset sales	1,670

Net cash used in investing activities	(52,394)

Financing activities:
Borrowings under credit facility	94,000
Principal payments of finance lease liabilities	(15,865)

Net cash provided by financing activities	78,135

Net change in cash, cash equivalents and restricted cash	34,605
Cash, cash equivalents and restricted cash, beginning of period	62,729

Cash, cash equivalents and restricted cash, end of period	$97,334

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

AVERAGE DAYRATE, UTILIZATION AND OPERATIONAL EFFICIENCY

(Dayrate in thousands)

TOTAL FLEET
Fourth Quarter			Third Quarter
2022			2022
Average Dayrate (1)	Utilization (2)	Revenue Efficiency $ (3)	Average Dayrate (1)	Utilization (2)	Revenue Efficiency $ (3)
$249	65%	96.4%	$235	68%	96.4%

(1)

Average dayrate is defined as total contract drilling revenue for all of the rigs in our fleet (including managed rigs) per revenue-earning day. A revenue-earning day is defined as a 24-hour period during which a rig earns a dayrate after commencement of operations and excludes mobilization, demobilization and contract preparation days.

(2)	Utilization is calculated as the ratio of total revenue-earning days divided by the total calendar days in the period for all rigs in our fleet (including managed and cold-stacked rigs).
(3)	Revenue Efficiency $ is calculated as actual contract drilling revenue earned divided by potential revenue, assuming a full dayrate is earned.

Non-GAAP Financial Measures (Unaudited)

To supplement the Company’s unaudited condensed consolidated financial statements presented on a basis in conformity with generally accepted accounting principles in the United States (GAAP), this press release provides investors with adjusted earnings before interest, taxes and depreciation and amortization (or Adjusted EBITDA), which is a non-GAAP financial measure. Management believes that this measure provides meaningful information about the Company’s performance by excluding certain items that may not be indicative of the Company’s ongoing operating results. This allows investors and others to better compare the Company’s financial results across previous and subsequent accounting periods and to those of peer companies and to better understand the long-term performance of the Company. Non-GAAP financial measures should be considered a supplement to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling expense, operating income or loss, cash flows from operations or other measures of financial performance prepared in accordance with GAAP.

Reconciliation of Loss Before Income Tax (Expense) Benefit to Adjusted EBITDA:

(In thousands)

	Three Months Ended
	December 31,	September 30,
	2022	2022
As reported loss before income tax (expense) benefit	$(26,774)	$(17,519)
Interest expense	11,631	10,364
Interest income	(6)	(11)
Foreign currency transaction loss (gain)	2,738	(237)
Depreciation	24,764	26,069
Gain on disposition of assets	(93)	(73)
Other, net	220	(172)

Adjusted EBITDA	$12,480	$18,421